SCHEDULE II GENERAL ELECTRIC CAPITAL CORPORATION BOARD OF DIRECTORS
Jeffrey S. Bornstein William H. Cary Kathryn A. Cassidy James A. Colica Richard D’Avino Pamela Daley	Brackett B. Denniston, III Jeffrey R. Immelt Mark J. Krakowiak John Krenicki, Jr. J. Keith Morgan Michael A. Neal (Chairman)	Ronald R. Pressman John G. Rice John M. Samuels Keith S. Sherin

II - 1

GENERAL ELECTRIC CAPITAL CORPORATION
EXECUTIVE OFFICERS

CHAIRPERSON OF THE BOARD OF DIRECTORS, CHIEF EXECUTIVE OFFICER & PRESIDENT
Michael A. Neal

CHIEF FINANCIAL OFFICER
Jeffrey S. Bornstein

PRESIDENT & CHIEF OPERATING OFFICER
William H. Cary

EXECUTIVE VICE PRESIDENT
Ronald R. Pressman

SENIOR VICE PRESIDENT, CORPORATE TREASURY AND GLOBAL FUNDING OPERATION
Kathryn A. Cassidy

SENIOR VICE PRESIDENT, GLOBAL RISK MANAGEMENT
James A. Colica

SENIOR VICE PRESIDENT, TAXES
Richard D’Avino

SENIOR VICE PRESIDENT AND CONTROLLER
Jamie S. Miller

VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
Craig T. Beazer

II - 2